ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARIES

EXHIBIT 15 - ACKNOWLEDGEMENT OF DELOITTE & TOUCHE LLP, INDEPENDENT ACCOUNTANTS


One Price Clothing Stores, Inc. and Subsidiaries
Duncan, South Carolina


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of One Price Clothing Stores, Inc. and subsidiaries for the three-month and nine-month periods ended October 31, 1998 and November 1, 1997, as indicated in our report dated November 18, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 31, 1998, is incorporated by reference in Registration Statements No. 33-20529, 33-31623, 33-48091 and 33-61803 on Form S-8 pertaining to the 1987 Stock Option Plan, the 1988 Stock Option Plan and 1991 Stock Option Plan, and the Director Stock Option Plan, respectively, of One Price Clothing Stores, Inc.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP
Greenville, South Carolina
December 15, 1998